Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2006 RESULTS

Philadelphia, PA – July 17, 2006.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the second quarter ended June 30, 2006.

Second Quarter Results
Net sales from continuing operations in the second quarter rose to $1,805 million, up 1.2% over the $1,783 million in the second quarter of 2005. The increase in sales was attributable to higher sales unit volumes across most product lines partially offset by the impact of weaker foreign currencies.

Second quarter gross profit was $247 million compared to $257 million in the 2005 second quarter. As a percentage of net sales, gross profit declined to 13.7% in the second quarter compared to 14.4% in the second quarter last year. The decline was primarily driven by the impact of higher raw material costs in excess of selling price initiatives to date and weaker foreign currencies partially offset by stronger sales unit volumes and increased operating efficiencies and productivity gains.

Segment income (defined by the Company as gross profit less selling and administrative expense) grew to $172 million in the second quarter, up 1.8% over the $169 million in the 2005 second quarter. Weaker foreign currencies reduced segment income by $2 million in the second quarter of 2006 compared to the same period in 2005. Segment income as a percentage of net sales was 9.5% in both periods.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are very pleased with the overall results achieved in the second quarter despite the challenges presented by a volatile raw materials market. Our price initiatives have developed according to plan and are expected to be reflected in increased revenues over the balance of the year and through 2007.”

“Sales unit volumes were up across most product lines and geographies. This demonstrates the strength and value of our diversified portfolio of businesses around the world. Our presence in the mature markets of North America and Northwest Europe is solid, balanced and a significant cash producer and we remain very excited about the opportunities presented in the developing markets of the Middle East, Asia, and South America” said Mr. Conway.

Interest expense in the second quarter was $70 million compared to $95 million in the second quarter of 2005. The decrease reflects the impact of lower average interest rates.

During the second quarter of 2006, the Company sold or entered into agreements to sell its remaining European plastics businesses. These businesses design, manufacture and sell plastic containers for the personal and beauty care, pharmaceutical, food, beverage and industrial end markets. The businesses have four plants in France and two in Italy with approximately 825 employees. For the twelve months ended December 31, 2005, these European plastics businesses generated total revenues of approximately $150 million. Amounts related to these businesses have been reclassified to discontinued operations. In the second quarter, the Company recorded a net loss on disposal of $19 million, or $0.11 per diluted share.

Net income from continuing operations in the second quarter was $74 million, or $0.43 per diluted share, compared to $16 million, or $0.09 per diluted share, in the second quarter of 2005.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Included within net income from continuing operations, the Company recorded a net gain of $1 million, or $0.01 per diluted share, reflecting a net gain of $6 million related to financial foreign exchange offset by a net loss of $4 million related to restructuring actions and a net loss of $1 million to expense stock options. In last year’s second quarter, the Company reported a net charge of $36 million, or $0.21 per diluted share, primarily related to a net loss from the remeasurement of foreign currency exposures in Europe partially offset by a net gain on the sale of assets and the reversal of tax valuation allowances.

Net debt (total debt less cash) increased by $52 million from March 31, primarily as a result of $62 million from foreign currency translation and higher raw material costs, partially offset by increased accounts receivable securitization amounts. Excluding increased accounts receivable securitization amounts, free cash flow (defined by the Company as net cash used in operating activities less capital expenditures) for the six months ended June 30, 2006 and 2005 was ($230) million and ($251) million respectively. Debt and cash amounts were:

	June 30,	March 31,	December 31,	June 30,
	2006	2006	2005	2005

Total debt	$3,710	$3,643	$3,403	$3,707
Cash	308	293	294	265

	$3,402	$3,350	$3,109	$3,442

Receivables securitization	$264	$229	$234	$240

Six Month Results
For the first six months of 2006, net sales grew 2.4% to $3,353 million over the $3,273 million in the first six months of 2005. The increase reflects higher sales unit volumes across most product lines partially offset by the impact of weaker foreign currencies. Excluding the effect of weaker foreign currencies, net sales were up 3.9% over the first six months of 2005.

Gross profit for the six month period was $431 million, or 12.9% of net sales, compared to $438 million, or 13.4% of net sales in the first six months of 2005. The decrease was attributable to the impact of higher raw material costs and weaker foreign currencies, partially offset by stronger sales unit volumes and increased operating efficiencies and productivity throughout the Company.

Segment income in the first half of 2006 increased 2.6% to $275 million over the $268 million in the first six months of 2005. Excluding the impact of weaker foreign currencies, segment income increased 3.7% in the first half of 2006 compared to 2005. Segment income as a percentage of net sales was 8.2% in both periods.

For the first six months of 2006, interest expense was $137 million compared to $189 million for the same period last year. The decrease reflects lower average interest rates in the first half of 2006 compared to the first six months of 2005.

The Company reported net income from continuing operations of $84 million, or $0.49 per diluted share for the six month period ended June 30, 2006 compared to a net loss of $1 million, or $0.01 per diluted share for the same period in 2005.

In the first half of 2006, the Company recorded a net charge to net income from continuing operations of $8 million, or $0.05 per diluted share, reflecting an $11 million net loss related to restructuring projects and $4 million to expense stock options offset by a net gain of $6 million related to financial foreign exchange and a $1 million net gain on the sale of assets. During the first six months of 2005, the Company recorded a net charge of $53 million, or $0.31 per diluted share, related to the remeasurement of foreign currency exposures in Europe and for the early extinguishment of debt, partially offset by a net gain on the sale of assets and a gain related to the reversal of tax valuation allowances.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations, for planning and evaluating investment opportunities and of its ability to incur and service debt. Segment income, free cash flow and net debt are derived from the Company’s Consolidated Statements of Operations and Cash Flows, and Consolidated Balance Sheet, respectively, and reconciliations to segment income and free cash flow can be found on the accompanying unaudited Consolidated Statements of Operations and condensed and unaudited Consolidated Statements of Cash Flows.

Conference Call
The Company will hold a conference call tomorrow, July 18, 2006 at 9:30 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 25. The telephone numbers for the replay are (402) 220-3138 or toll free (800) 937-6972 and the access passcode is 25369.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to increase revenues by passing through costs, to generate cash in mature markets, to capitalize on opportunities in developing markets and to consummate the sales of the Company’s remaining European plastics businesses. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2005 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations, Balance Sheets and Cash Flows and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

Net sales	$1,805	$1,783	$3,353	$3,273

Cost of products sold	1,489	1,439	2,788	2,666
Depreciation and amortization	58	62	112	121
Pension expense	11	25	22	48

Gross profit (1)	247	257	431	438

Selling and administrative expense	75	88	156	170
Provision for restructuring	5		14
Loss from early extinguishments of debt		2		2
Gain on sale of assets		(17)	(1)	(22)
Interest expense	70	95	137	189
Interest income	(3)	(2)	(6)	(4)
Translation and foreign exchange adjustments	(8)	65	(8)	95

Income from continuing operations before income taxes, minority interests and equity earnings	108	26	139	8
Provision/(benefit) for income taxes	19	3	26	(2)
Minority interests and equity earnings	(15)	(7)	(29)	(11)

Income/(loss) from continuing operations	74	16	84	(1)

Income/(loss) from discontinued operations
(Loss)/income from operations	(5)	12	(8)	19
Loss on disposal	(19)		(19)

Net income	$50	$28	$57	$18

Basic earnings/(loss) per average common share:
Continuing operations	$0.44	$0.10	$0.50	($0.01)
Discontinued operations	(0.14)	0.07	(0.16)	0.12

Net income	$0.30	$0.17	$0.34	$0.11

Diluted earnings/(loss) per average common share:
Continuing operations	$0.43	$0.09	$0.49	($0.01)
Discontinued operations	(0.14)	0.07	(0.16)	0.11

Net income	$0.29	$0.16	$0.33	$0.10

Weighted-average common shares outstanding:
Basic	167,085,962	165,694,221	167,080,828	165,756,374
Diluted	170,917,175	171,526,145	171,278,893	171,694,310
Actual common shares outstanding	167,855,178	166,336,672	167,855,178	166,336,672

     (1)   A reconciliation from gross profit to segment income is found on the following page.

Amounts for 2005 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business. Amounts related to the Company’s remaining European plastics businesses have been reclassified to discontinued operations as a result of the June 2006 sales or agreements to sell those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three months and six months ended June 30, 2006 and 2005 follows:

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Gross profit	$247	$257	$431	$438
Selling and administrative expense	75	88	156	170

Segment income	$172	$169	$275	$268

Segment Information

	Three Months Ended June 30,		Six Months Ended June 30,

Net Sales	2006	2005	2006	2005

Americas Beverage	$426	$463	$773	$833
North America Food	198	199	380	359
Europe Beverage	339	265	577	449
Europe Food	450	465	861	872
Europe Specialty Packaging	106	105	192	199

Total reportable segments	1,519	1,497	2,783	2,712
Non-reportable segments	286	286	570	561

Total net sales	$1,805	$1,783	$3,353	$3,273

	Three Months Ended June 30,		Six Months Ended June 30,

Segment Income	2006	2005	2006	2005

Americas Beverage	$41	$55	$66	$92
North America Food	18	14	26	19
Europe Beverage	39	41	64	67
Europe Food	49	59	91	98
Europe Specialty Packaging	12	8	14	12

Total reportable segments	159	177	61	288
Non-reportable segments	32	32	64	63
Corporate and other non-allocated costs	(19)	(40)	(50)	(83)

Total segment income	$172	$169	$275	$268

Amounts for 2005 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business. Amounts related to the Company’s remaining European plastics businesses have been reclassified to discontinued operations as a result of the June 2006 sales or agreements to sell those businesses.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2006	2005

Assets
Current assets
Cash and cash equivalents	$308	$265
Receivables, net	929	987
Inventories	1,008	1,009
Prepaid expenses and other current assets	102	72

Total current assets	2,347	2,333

Goodwill	2,125	2,421
Property, plant and equipment, net	1,622	1,798
Other non-current assets	1,193	1,099

Total	$7,287	$7,651

Liabilities and shareholders’ (deficit) / equity
Current liabilities
Short-term debt	$86	$47
Current maturities of long-term debt	141	25
Other current liabilities	1,946	1,971

Total current liabilities	2,173	2,043

Long-term debt, excluding current maturities	3,483	3,635
Other non-current liabilities and minority interests	1,755	1,812
Shareholders’ (deficit) / equity	(124)	161

Total	$7,287	$7,651

Amounts as of June 30, 2005 include the Company’s plastic closures business that was sold in October 2005 and the Company’s remaining European plastics businesses that were sold (or are subject to agreements to sell) in June 2006.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2006	2005

Cash flows from operating activities

Net income	$57	$18
Depreciation and amortization	114	147
Other, net	(280)	(218)

Net cash used for operating activities (A)	(109)	(53)

Cash flows from investing activities
Capital expenditures	(101)	(71)
Other, net	16	15

Net cash used for investing activities	(85)	(56)

Cash flows from financing activities
Net change in debt	213	(45)
Other, net	(18)	(36)

Net cash provided by/(used for) financing activities	195	(81)

Effect of exchange rate changes on cash and cash equivalents	13	(16)

Net change in cash and cash equivalents	14	(206)

Cash and cash equivalents at January 1	294	471

Cash and cash equivalents at June 30	$308	$265

(A)	Free cash flow is defined by the Company as net cash provided by/(used for) operating activities less capital expenditures. A reconciliation from net cash provided by/(used for) operating activities to free cash flow for the six months ended June 30 follows:

Six months ended June 30,	2006	2005

Net cash used for operating activities	($109)	($ 53)
Capital expenditures	(101)	(71)

Free cash flow	($210)	($124)

Included within net cash used for operating activities for the six months ended June 30, 2006 and 2005, were increased accounts receivable securitization amounts of $20 million and $127 million, respectively.

Cash flows related to the Company’s plastic closures business and the Company’s remaining European plastics businesses are included for the periods prior to the sale of those businesses.